Exhibit 99.3

THE CLOROX COMPANY
ECONOMIC PROFIT

Dollars in millions	FY10	FY09	FY08	FY07
Earnings from continuing operations before income taxes	$925	$811	$693	$743
Non-cash restructuring-related and asset impairment costs(1)	4	10	48	4
Interest expense(2)	139	161	168	113
Earnings from continuing operations before income taxes, non-cash
restructuring-related and asset impairment costs, and interest expense	$1,068	$982	$909	$860
Adjusted after tax profit(3)	$697	$650	$604	$574
Average capital employed(1),(4)	2,928	3,045	2,680	2,165
Capital charge(5)	264	274	241	195
Economic profit (Adjusted after tax profit less capital charge)	433	376	363	379

(1)	Non-cash restructuring-related and asset impairment costs are added back to earnings and adjusted capital employed to more closely reflect cash earnings and the total capital investment used to generate those earnings.

(2)	Interest expense is added back to earnings because it is included as a component of the capital charge.

(3)	Adjusted after tax profit represents earnings from continuing operations before income taxes, non-cash restructuring-related and asset impairment costs, and interest expense, after tax. The tax rate applied is the effective tax rate on continuing operations which was 34.8%, 33.8%, 33.6% and 33.2% in fiscal years 2010, 2009, 2008 and 2007, respectively.

(4)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year non-cash restructuring-related and asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY10	FY09	FY08	FY07	FY06
Total assets	$4,555	$4,576	$4,712	$3,621	$3,563
Less:
Accounts payable	410	381	418	329	329
Accrued liabilities	492	472	440	547	516
Income taxes payable	74	86	52	17	19
Other liabilities	677	640	632	516	547
Deferred income taxes	24	23	65	5	34
Non-interest bearing liabilities	1,677	1,602	1,607	1,414	1,445
Total capital employed	2,878	2,974	3,105	2,207	$2,118
Non-cash restructuring and asset impairment costs	4	10	48	4
Adjusted capital employed	$2,882	$2,984	$3,153	$2,211
Average capital employed	$2,928	$3,045	$2,680	$2,165

(5)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The nominal weighted-average cost of capital used to calculate the capital charge was 9% for all fiscal years presented.